Exhibit 10.32

                   CNF TRANSPORTATION INC.
        SUMMARY OF INCENTIVE COMPENSATION PLANS FOR
                            2000

 For 2000, CNF Transportation Inc. and certain of its subsidiaries (each a "CNF Company") have adopted short-term incentive compensation plans that provide for annual incentive compensation to be paid to plan participants if certain performance goals are met by the applicable CNF
 Company. This document summarizes the general terms of those plans. The plans vary in terms of the performance measures to be met, and the amount of compensation to be paid, but generally contain the terms as described below.


 THE PLANS

 In  order to motivate eligible employees to perform  more
 effectively   and  efficiently,  each  CNF  Company   has
 established  a  short-term  incentive  compensation  plan
 (Plan), under which participants are eligible to receive short-term incentive compensation payments based upon calendar year 2000 Incentive Performance Goals.


 DESIGNATION OF PARTICIPANTS

 Participation  in each Plan is limited to full-time  non-
 contractual employees of the applicable CNF  Company.   A
 master list of each Plan's participants is maintained in the office of the President of the applicable CNF
 Company.


 ELIGIBILITY FOR PAYMENT

 Participants  generally  commence  participation  in  the
 Plans  on  January  1, 2000. Eligible employees  who  are
 employed  by  a  CNF  Company after  January  1  commence
 participation at the beginning of the first full calendar
 quarter after joining the CNF Company.  Calendar quarters
 begin  January 1, April 1, July 1, and October 1  or  the
 first   working   day  thereafter.   A  participant   who
 commences participation in the Plan during the 2000 Plan year, and who participates less than four full quarters, receives a pro rata payment based on the number of full calendar quarters of Plan participation.

 Subject to the following exceptions, no participant is eligible to receive any payment under a Plan unless on the date the payment is actually made that person is then currently (i) employed by a CNF Company and (ii) a Plan participant.

    EXCEPTION 1. A Plan participant who is employed by a CNF Company through December 31, 2000 but leaves that employment or otherwise becomes ineligible after December 31, 2000 but before the final payment is made relating to 2000, unless terminated for cause, is entitled to receive payments under the Plan.

    EXCEPTION 2. An appropriate pro rata payment will be made (1) to a Plan participant who retires prior to December 31, 2000 pursuant to the CNF Transportation Inc. Retirement Plan and who, at the time of retirement, was a participant in the Plan, (2) to the heirs, legatees, administrators or executors of a Plan participant who dies prior to December 31, 2000 and who, at the time of death, was a participant in the Plan, (3) to a Plan participant who is placed on an approved leave prior to December 31, 2000, or (4) to a Plan participant who is transferred to another CNF Company and who remains an employee through December 31, 2000.


 METHOD OF PAYMENT

 Each   Plan   participant   is  assigned   an   incentive
 participation factor as a percent of annual compensation.
 The incentive participation factor is indexed to specific performance goals such as revenue, profit, service, etc.

 Minimum  and  incentive  factor  performance  goals   are
 established  separately for each Plan.  Participants  are
 not  entitled  to any payments under the Plan  until  the
 minimum   performance   goal  is   achieved.    Incentive
 compensation for the assigned goals will be earned on a pro rata basis for accomplishments between the minimum level and the incentive factor goals and will continue to be earned ratably for performance over the incentive factor goal.

 The maximum payment that any Plan participant may receive is 200% of incentive compensation factor. In addition, the aggregate amount of payments to all participants is limited to the amount of a specified pool of funds.


 DATE OF PAYMENT

 The President of each CNF Company may authorize a partial
 payment  of  the estimated annual incentive  compensation
 earned  under the Plan to be made in December 2000.   The
 final payment to participants, less any previous partial payment, is to be made on or before March 15, 2001.


 INCENTIVE PERFORMANCE GOALS

 Incentive Performance Goals are defined by each Plan  but
 generally  consist  of profits equal to  earnings  before
 deducting  any  amounts expensed under a  Company  and/or
 qualified  subsidiary incentive plans,  before  deducting
 income  taxes and for some plans exclude interest  income
 and   expense.   Incentive  Performance  Goals  may  also
 include specific levels of revenue, profit, service or other measurable factors.


 ANNUAL COMPENSATION

 Annual Compensation for incentive purposes for each  Plan
 participant  is  that  participant's  annualized   salary
 before   any  incentive  or  other  special  compensation
 (including long term disability insurance plan  payments)
 as  of  the  first  pay  period following  the  date  the
 participant becomes eligible to participate in this Plan.
 For certain Plans, the annualized salary is based on the
 last pay period of the calendar year.  The  term  "special
 compensation" used  herein  does  not include   deferred
 salary  arrangements   wherein   the participant  could
 have chosen to receive the deferred salary in the Plan year.


 LAWS GOVERNING PAYMENTS

 No payment shall be made under this Plan in an amount that is prohibited by law.


 AMENDMENT, SUSPENSION, AND ADMINISTRATION OF PLAN

 The Board of Directors of the CNF Company may at any time amend, suspend, or terminate the operation of the Plans, by thirty-day written notice to the Plan participants, and has full discretion as to the administration and interpretation of this Plan. No participant in this Plan shall at any time have any right to receive any payment under this Plan until such time, if any, as any payment is actually made.


 DURATION OF PLANS

 The Plans are for the calendar year 2000 only.